Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-198441) on Form S-8 of Medbox, Inc. (the “Company”) of our report dated March 26, 2015 (which report includes an explanatory paragraph that raises substantial doubt about the Company’s ability to continue as a going concern), relating to our audit of the consolidated financial statements of the Company and Subsidiaries, which appear in this Form 10-K of the Company for the year ended December 31, 2014.

/s/ Marcum LLP

Los Angeles, CA

March 26, 2015